Exhibit (a)(5)(B)

PHH Corporation Comments on Decision Issued by Consumer Financial Protection Bureau

Mount Laurel, NJ - June 4, 2015 - PHH Corporation (NYSE: PHH) (“PHH” or the “Company”) today issued the following statement in response to the decision issued by the Director of the Consumer Financial Protection Bureau (CFPB) related to the Company’s former mortgage reinsurance activities in which the CFPB Director ordered the Company to disgorge $109 million in reinsurance premiums it received on or after July 21, 2008, because he believes PHH violated certain provisions of the Real Estate Settlement Procedures Act (RESPA):

“We strongly disagree with the decision of the Director. We believe this decision is inconsistent with the facts and is not in accord with well-settled legal principles and interpretations. We continue to believe we complied with RESPA and other laws applicable to our mortgage reinsurance activities. The Company did not provide reinsurance on loans originated after 2009. We intend to file an appeal to the United States Court of Appeals. While there can be no assurances as to the final outcome of any such appeal, we believe our appeal will be successful and, as a result, are not adjusting our previously issued earnings guidance.”

About PHH Corporation

Headquartered in Mount Laurel, New Jersey, PHH Corporation is a leading provider of end-to-end mortgage solutions through its subsidiary, PHH Mortgage. Its outsourcing model and proven expertise, combined with a strong commitment to operational excellence and customer service, has enabled PHH Mortgage to become one of the largest non-bank originators and servicers of residential mortgages in the United States. PHH Mortgage provides mortgage solutions for the real estate market and financial institutions, and offers home financing directly to consumers. For additional information, please visit www.phh.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, forward looking-statements are not based on historical facts but instead represent only our current beliefs regarding future events. All forward-looking statements are, by their nature, subject to risks, uncertainties and other factors that could cause actual results, performance or achievements to differ materially from those expressed or implied in such forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements. Such statements may be identified by words such as “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could.” For example, the statement in this press release regarding our beliefs that our appeal will be successful is a forward-looking statement.

You should understand that forward-looking statements are not guarantees of performance or results and are preliminary in nature. You should consider the areas of risk described under the heading “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in our periodic reports filed with the U.S. Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, in connection with any forward-looking statements that may be made by us or our businesses generally. Such periodic reports are available in the “Investors” section of our website at http://www.phh.com and are also available at http://www.sec.gov. Except for our ongoing obligations to disclose material information under the federal securities laws, applicable stock exchange listing standards and unless otherwise required by law, we undertake no obligation to release publicly any updates or revisions to any forward-looking statements or to report the occurrence or non-occurrence of anticipated or unanticipated events.

Contact Information:

Investors

Rob Crowl

robert.crowl@phh.com

(856) 917-7118

Media

Dico Akseraylian

dico.akseraylian@phh.com

(856) 917-0066